EXHIBIT 5.1


                        December 19, 1996               6750-8534


Interstate Power Company
1000 Main Street
P.O. Box 769
Dubuque, IA  52004-0769



Gentlemen:

     In connection with your proposed Post-Effective Amendment to S-3 Registration Statement 33-62644, and issuance from time to time of the balance of the not to exceed 500,000 shares of common stock, $3.50 par value per share now remaining registered under said Registration Statement, pursuant to Interstate Power Company's Dividend Reinvestment and Stock Purchase Plan, we have examined such corporate records, other documents and questions of law as we considered necessary for the purposes of this opinion, including, without limiting the generality of the foregoing, Interstate Power Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended, and in effect at the date hereof.

     A review of the Post-Effective Amendment, indicates the amendment will permit Plan Participants to receive, at the Participant's option, all or partial cash dividends on shares registered under the plan, including on certificate shares deposited for safekeeping, or stated alternatively, to reinvest all or a portion of such dividends on such shares in common stock of Interstate Power Company. The Plan, prior to the proposed Post-Effective Amendment, required that dividends on all shares registered in the Plan, whether deposited for safekeeping or otherwise held in Interstate Power Company's name as agent, had to be reinvested in common stock of Interstate Power Company. Partial cash payments of dividends applied only to shares in certificate form held by the Plan participants.

     With regard to the legality of the issuance of the balance of the remaining shares to be issued under the Interstate Power Company Dividend Reinvestment and Stock Purchase Plan covered by the Post-Effective Amendment and Prospectus filed thereunder, we hereby incorporate by reference our opinion of counsel dated May 10, 1993 filed as Exhibit 5, to Registration Statement 33-62644, and rely upon that opinion to the extent applicable. We supplement our prior opinion and are of the opinion that: upon compliance with the relevant provisions of the Securities Act of 1933, upon the issuance of any appropriate order or consent or approval, and compliance with any relevant Securities or Blue Sky laws of any applicable jurisdictions, when the stock subject to the Post-Effective Amendment described in the revised Prospectus contained therein has been obtained, and acquired by shareholders pursuant to the provisions of the Interstate Power Company Dividend Reinvestment and Stock Purchase Plan, such shares of common stock registered under Registration Statement 33-62644, as amended, will be validly and legally issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in Interstate Power Company's Restated Certificate of Incorporation, as amended.

     We hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment to said Registration Statement 33-62644 and to the statements with respect to us included in or made a part of said Post-Effective Amendment to said Registration Statement.


                                   Yours very truly,



                                   DEFREES & FISKE